Exhibit 99.1

NEWS

Investor Relations Contact: Sam Ramraj, (626) 302-2540
Media Contact: Gloria Quinn, (626) 302-2255

SCE Resolves All Insurance Subrogation Claims for the Woolsey Fire

•All subrogation plaintiff claims for the 2017 and 2018 wildfire and mudslide events resolved.
•SCE’s best estimate of total losses for the 2017/2018 Wildfire/Mudslide Events remains unchanged.

ROSEMEAD, Calif., Jan. 25, 2021 — Southern California Edison and the holders of Woolsey Fire insurance subrogation claims have entered into an agreement settling all subrogation claims in the pending litigation arising from the 2018 Woolsey Fire. SCE also has reached settlements with approximately 1000 individual plaintiffs in litigation arising from the 2017/2018 Wildfire/Mudslide Events, which include the Woolsey Fire, the 2017 Thomas and Koenigstein fires and the 2018 Montecito Mudslides (TKM). No admission of wrongdoing or liability was made in reaching these settlements.

“We have made another significant step toward resolving pending wildfire-related litigation,” said Pedro J. Pizarro, president and CEO of Edison International, parent company of SCE. “This settlement is with all insurance subrogation plaintiffs in the 2018 Woolsey Fire litigation. Combined with the settlement announced on Sept. 23, 2020, in the TKM litigation, SCE has resolved all subrogation plaintiff claims for the 2017/2018 Wildfire/Mudslide Events. The company continues to explore reasonable settlement opportunities with other parties.”

Under the settlement, subrogation plaintiffs will receive $2.2 billion within 90 days for claims based on payments they have already made to individual and business policyholders associated with the Woolsey Fire. SCE will pay additional amounts for claims arising from future payments that may be made to policyholders on or prior to July 15, 2023, up to an agreed-upon cap.

After consideration of the settlement and other available information, SCE’s best estimate of total losses accrued for the 2017/2018 Wildfire/Mudslide Events remains unchanged. As of Sept. 30, 2020, SCE’s best estimate of expected potential losses for remaining alleged and potential claims related to the 2017/2018 Wildfire/Mudslide Events was $4.6 billion. As noted previously, this estimate does not include any potential fines and penalties. This amount will be reduced by the initial $2.2 billion to be paid under the settlement. SCE has approximately $700 million remaining in expected recoveries from insurance for the Woolsey Fire litigation. SCE expects that this insurance will be exhausted after expected recoveries for the settlement.

Timing differences between payments to the subrogation plaintiffs and reimbursement by insurance will be financed by SCE with short-term debt supported by its existing credit facilities.

Consistent with the company’s update on its third-quarter 2020 earnings call, Edison International anticipates issuing approximately $1 billion of equity to invest in SCE to enable the utility to debt-finance claims payments and maintain investment-grade credit ratings.

As previously disclosed, SCE will seek to recover uninsured costs resulting from the 2017/2018 Wildfire/Mudslide Events through electric rates. Recovery of these costs is subject to approval by regulators.

Additional Information

The company also made an 8-K filing that can be accessed here.

SCE’s Efforts at Managing the Wildfire Threat in California

Our thoughts are with communities across the state that are suffering losses due to wildfire. At SCE, safety remains our first and highest priority. SCE continues to implement measures to reduce wildfire risk as outlined in its latest Wildfire Mitigation Plan (WMP), approved by the California Public Utilities Commission on June 11, 2020. The company will file its 2021 WMP on Feb. 5.

Safe Harbor Statement for Investors
Statements contained in this press release about the settlements and SCE’s wildfire mitigation efforts, and other statements that do not directly relate to a historical or current fact, are forward-looking statements. In this press release, the words “believes,” “continuing to,” “predict,” “plan,” “may,” “will” and variations of such words and similar expressions, or discussions of strategy, plans or actions, are intended to identify forward-looking statements. Such statements reflect our current expectations; however, such statements necessarily involve risks and uncertainties. Actual results could differ materially from current expectations. Other important factors are discussed in Southern California Edison’s Form 10-K, most recent Form 10-Q and other reports filed with the Securities and Exchange Commission, which are available on our website: edisoninvestor.com. Edison International and Southern California Edison Company have no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise.

About Southern California Edison
An Edison International (NYSE:EIX) company, Southern California Edison is one of the nation’s largest electric utilities, serving a population of approximately 15 million via 5 million customer accounts in a 50,000-square-mile service area within Central, Coastal and Southern California.

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